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                                            EXHIBIT 4.4 STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 22nd day of April, 1999, by and among SALESLOGIX CORPORATION, a Delaware corporation (the "Company"), and The Goldman Sachs Group, L.P., Stone Street Fund 1998, L.P. and Bridge Street Fund 1998, L.P. (collectively, the "Buyer").

         WHEREAS, the Company desires to effect an initial public offering of its Common Stock (an "IPO"), and for that purpose filed on March 31, 1999 a registration statement, Registration No. 333-75353, with the Securities and Exchange Commission ("SEC") (the "Proposed IPO");

         WHEREAS, Buyer desires to purchase, and the Company is willing to sell to Buyer, either shares of Common Stock concurrently with the closing of the Proposed IPO, or shares of Series F Preferred Stock of the Company under certain other circumstances, (collectively, the "Securities") on the terms and conditions set forth in this Agreement,

         THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. Purchase and Sale of Securities. The Buyer's acquisition of the Securities shall occur at the Closing, as defined in Section 1.3 below:

              1.1  Sale and Issuance of Securities.

                   (a) If the Closing occurs concurrently with the closing of an IPO and, in connection therewith, each share of outstanding Series A, B, C, D and E Preferred Stock of the Company is converted into shares of the Company's Common Stock (a "Qualified IPO"), the Company will issue and sell to Buyer and Buyer will purchase from the Company a number of shares of Common Stock (the "Common Shares") equal to the quotient of (A) $3,500,000 divided by (B) the IPO Price, as defined in the next sentence (the "Common Share Number"). In consideration for the issuance of the Common Shares, Buyer will pay a purchase price (the "IPO Price") in cash per Common Share equal to the price to the public per share of Common Stock in the IPO less a discount of 3.5%.

                   (b) Subject to Section 1.1(c) below, if the Closing occurs prior to the closing of a Qualified IPO, the Company will issue and sell to Buyer and Buyer will purchase from the Company a number of shares of Series F Preferred Stock (the "Preferred F Shares") as follows:

                   (i) if the Closing occurs concurrently with the closing of a non-Qualified IPO, that number of Preferred F Shares that is convertible into a number of shares of Common Stock equal to the Common Share Number; or
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                   (ii) if the Closing occurs prior to an IPO, 666,667 Preferred
                        F Shares (subject to adjustment for any change in capitalization other than in respect of the Company's acquisition of Enact Incorporated or in respect of the issuance or exercise of stock options under the Company's Business Partner Stock Option Plan or 1996 Equity Incentive Plan (collectively, "Exempt Issuances")).

The Series F Preferred Stock shall have the rights, privileges, designations and preferences set forth in the form of the Fifth Restated Certificate of Incorporation attached hereto as Exhibit A (the "Fifth Restated Certificate"). The purchase price for each share of Series F Preferred Stock (the "Purchase Price") will be as follows:

                   (A) the IPO Price if the Closing occurs simultaneously with a non-Qualified IPO; or

                   (B) Nine Dollars ($9.00) per share of Series F Preferred if the Closing occurs prior to an IPO (an aggregate Purchase Price of $6,000,000), subject to adjustment for any change in the capital stock of the Company (other than in respect of Exempt Issuances).

                   (c) If Buyer purchases Series F Preferred Stock prior to an IPO and thereafter the Company issues any shares of Common Stock or Common Stock equivalents (a "Subsequent Issue") at a price per share of Common Stock (the "Subsequent Issue Price") that is less than $9.00 (adjusted for any subsequent stock splits, stock dividends, combinations or other recapitalizations), the Company will, concurrently with the closing of such issuance, issue to Buyer for no additional consideration shares of (1) Common Stock if the transaction is a qualified public offering (as defined in the Fifth Restated Certificate) or (2) Series F Preferred Stock in all other cases. The number of shares issued pursuant to this Section 1.1(c) to Buyer shall equal, or if Series F Preferred Stock is issued shall be convertible into a number of shares of Common Stock that equals, the difference between (i) 6,000,000 divided by the greater of (A)
7.00 (adjusted for any subsequent stock splits, stock dividends, combinations or other recapitalizations) and (B) the Subsequent Issue Price, and (ii) the number of shares of Common Stock into which the Series F Preferred Stock initially purchased by Buyer convert (or are convertible) upon consummation of the Subsequent Issue. The adjustment provided for in this Section 1.1(c) shall (x) terminate upon the closing of a Qualified IPO (after giving effect to such adjustment if the adjustment is required pursuant to the first sentence of this
Section 1.1(c)), and (y) not apply to any Exempt Issuances.

              1.2 Put Notice. The Company may put the Preferred F Shares to Buyer, in whole and not in part, at any time prior to the earlier of the closing of an IPO and July 31, 1999, upon three business days' prior written notice to Buyer (the "Put Notice"). In the event the Company delivers to Buyer a Put Notice, then the Closing shall occur pursuant to Section 1.1(b) above.


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              1.3 Closing. The purchase and sale of the Securities shall take place at the offices of Osborn Maledon, P.A., 2929 N. Central, Suite 2100, Phoenix, Arizona on the later to occur of: (a) satisfaction or waiver of the conditions set forth in Sections 4 and 5 and (b) the earliest to occur of (i) the closing of an IPO, (ii) the third business day following the Company's delivery of a Put Notice to Buyer, and (iii) July 31, 1999, or at such other time and place as the Company and Buyer mutually agree upon orally or in writing (which time and place are designated as the "Closing"). The pro rata amounts of the Securities to be purchased by each Buyer are set forth on Schedule A attached hereto. At the Closing the Company shall deliver to each Buyer a certificate representing the Securities that such Buyer is purchasing against payment of the purchase price therefor by check or wire transfer.

              1.4 Termination. Notwithstanding any other provision of this Agreement, this Agreement (except for Sections 6.3, 6.8 and 6.12, which shall survive any termination) shall terminate if (a) it is mutually agreed in writing by the parties that the consummation of the transactions contemplated hereby will not occur, (b) at the Company's election if for any reason its acquisition of Enact Incorporated ("Enact")is not consummated prior to July 31, 1999, (c) at Buyer's election if the conditions set forth in Section 4 have not been satisfied or waived on or before July 31, 1999, (d) at the Company's election if the conditions set forth in Section 5 have not been satisfied or waived on or before July 31, 1999, or (e) at Buyer's election if the conditions set forth in Sections 5.4, 5.5 and 5.6 are not satisfied or waived on or before May 3, 1999.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Buyer that (with respect to Sections 2.4, 2.8 through 2.11 and 2.13 through 2.22, the term "Company" shall mean the Company, together with its subsidiaries):

              2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted in the Registration Statement (including all financial statements and exhibits) filed by the Company with the SEC in connection with the Proposed IPO, as such Registration Statement is amended by the Company prior to the Closing (collectively, the "Registration Statement"). Each of the Company and its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. Complete and correct copies of the Company's current Certificate of Incorporation and Restated Bylaws have been delivered to Buyer. A complete and correct copy of the Registration Statement has been delivered, and additional amendments prior to the Closing will be delivered, to Buyer, and the Registration Statement (including any information added by way of additional amendments thereto prior to the Closing) is incorporated herein for the purposes of the Company's disclosures under this
Section 2; provided, however, that the Company shall not be deemed to warrant in this Agreement that any uncompleted transactions described in or envisioned by the Registration Statement shall be completed as described or envisioned therein.


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              2.2  Capitalization and Voting Rights.

                   (a) The authorized capital of the Company consists of: (A) shares of Preferred Stock (the "Preferred Stock"), including shares designated Series A Preferred Stock (the "Series A Preferred Stock"), shares designated Series B Preferred Stock (the "Series B Preferred Stock"), shares designated Series C Preferred Stock (the "Series C Preferred Stock"), shares designated Series D Preferred Stock (the "Series D Preferred Stock"), and shares designated Series E Preferred Stock (the "Series E Preferred Stock"), the aggregate authorized and outstanding shares of which are described in the Registration Statement as of the dates specified; and (B) shares of common stock (the "Common Stock"), including shares designated Class A Common Stock (the "Class A Common Stock"), and shares designated Class B Common Stock (the "Class B Common Stock"), the authorized and outstanding shares of which are described in the Registration Statement as of the dates specified. Material holdings by specific shareholders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock are specified in the Registration Statement as of the dates specified. The rights, privileges and preferences of the Series F Preferred Stock will be as stated in the Company's Fifth Restated Certificate.

                   (b) The outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act"), and any relevant state securities laws or pursuant to valid exemptions therefrom.

                   (c) Except for (A) the conversion privileges of the Preferred Stock as set forth in the Fourth Restated Certificate of Incorporation, as amended; (B) the rights provided in Section 2.4 of the Amended and Restated Investors' Rights Agreement dated as of June 4, 1998 (the "Restated Investors' Rights Agreement") to the parties thereto and Comdisco, Inc.; (C) that certain Term Sheet dated March 18, 1999 between the Company and Enact Incorporated ("Enact") in respect of the acquisition by the Company of Enact as described therein (the "Enact Acquisition"); and (D) the stock options and warrants described in the Registration Statement, or granted by the Company subsequent to the filing thereof to employees or directors in the ordinary course of the Company's business, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or "phantom stock," stock appreciation rights or similar rights in respect of any shares of the Company's capital stock. The Registration Statement describes arrangements by which the Company has reserved shares of Class A Common Stock for purchase upon exercise of options granted under various existing and proposed incentive plans. Except for that certain Voting Trust Agreement dated as of January 17, 1996, by and among the Company, and certain other parties, as amended (the "Voting Trust Agreement"); that certain Voting Agreement dated as of January 19, 1996, by and among the Company and certain other parties, as amended (the "Voting Agreement"); that certain Stockholders' Agreement dated as of January 19, 1996, by and among the Company and certain other parties, as amended (the


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"Stockholders' Agreement"); that certain Series A, C & E Voting Agreement dated as of June 4, 1998, by and among the Company, the holders of Series A Preferred Stock (collectively, the "Series A Investors"), the holders of Series C Preferred Stock (collectively, the "Series C Investors"), the holders of Series E Preferred Stock (collectively, the "Series E Investors"), and certain other parties (the "Series A, C & E Voting Agreement"); and that certain Series A, C & E Sharing Agreement dated as of June 4, 1998, by and among the Company, the Series A Investors, the Series C Investors, the Series E Investors and certain other parties (the "Series A, C & E Sharing Agreement"), the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

              2.3 Subsidiaries. Except as disclosed in the Registration Statement, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

              2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the agreements described in Section 4.6, 4.7 and 4.8 hereof, as applicable (the "Governance Agreements"), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Shares being sold hereunder pursuant to Section 1.1(a) or the Preferred F Shares being sold hereunder pursuant to Section 1.1(b) and the Common Stock issuable upon conversion of the Preferred F Shares has been taken or will be taken prior to the Closing, and this Agreement, and the Governance Agreements to which the Company is a party constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in Governance Agreements, may be limited by applicable federal or state securities laws.

              2.5 Valid Issuance of Preferred and Class A Common Stock. The Common Shares that are being purchased by the Buyer pursuant to Section 1.1(a) hereunder, or the Preferred F Shares that are being purchased by the Buyer pursuant to Section 1.1(b) hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Governance Agreements, and under applicable state and federal securities laws. The Class A Common Stock issuable upon conversion of any Preferred F Shares purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Fifth Restated Certificate, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on


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transfer under this Agreement, the Governance Agreements, and under applicable state and federal securities laws.

              2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (A) with respect to a Closing pursuant to
Section 1.1(a), all the required consents, approvals, orders, authorizations, or registrations, qualifications, designations, declarations or filings (collectively, "Consents"), necessary or appropriate for consummation of the Qualified IPO, which Consents shall be obtained or waived by the date thereof; and (B) with respect to a Closing pursuant to Section 1.1(b), (i) the filing of the Fifth Restated Certificate with the Secretary of State of the State of Delaware, and (ii) the notice filing with the Securities and Exchange Commission ("SEC") pursuant to Rule 506 of Regulation D under the Act, and the notice filings required by state securities laws in accordance with Section 18(b)(4)(D) of the Act, which notice filings will be effected within 15 days of the sale of the Preferred F Shares hereunder.

              2.7 Offering. Subject in part to the truth and accuracy of each Buyer's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

              2.8 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement, the Governance Agreements or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that would result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is a basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened, involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

              2.9 Proprietary Information Agreements. Each employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement in substantially the form provided to special counsel to the Buyer. The Company, after reasonable investigation, is not aware that any of their employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation.

              2.10 Patents and Trademarks. The Company has sufficient title and ownership of, or adequate rights to use, all material patents, trademarks, service marks, trade names,


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copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted as described in the Registration Statement without any conflict with or infringement of the rights of others. The Company's material options, licenses or agreements relating to its patents, trademarks, service marks, trade names, copyrights, trade secrets, information, manufacturing rights, marketing rights, proprietary rights and processes of any other person or entity are or will be filed as Exhibits to or described in the Registration Statement. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business. Neither the execution nor delivery of this Agreement or the Governance Agreements, nor the carrying on of the Company's business by the employees of the Company, will to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

              2.11 Compliance with Other Instruments.

                   (a) The Company is not (and upon filing of the Fifth Restated Certificate, will not be) in violation or default of any provision of its certificate of incorporation or Bylaws, as amended, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company; except that the Company has not held an annual shareholders' meeting within the prescribed time period but will do so prior to the Closing. The execution, delivery and performance of this Agreement, the Governance Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

                   (b) The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company's loss of any material right granted under any license, distribution or other agreement which would materially and adversely affect the business, properties, prospects, or financial condition of the Company.

              2.12 Agreements; Action.

                   (a) Except for agreements explicitly contemplated hereby and by the Governance Agreements, there are no material agreements, understandings or proposed


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transactions between the Company and any of its officers, directors, affiliates, or any, affiliate thereof that have not been previously disclosed to Buyer.

                   (b) There are no contracts or documents of a character required to be described in the Registration Statement or the related prospectus, or required to be filed as exhibits thereto, that are not, or will not be, described and filed as required.

              2.13 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

              2.14 Environmental and Safety Laws. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

              2.15 Disclosure. The Company has fully provided each Buyer with the Registration Statement, including all amendments thereto filed prior to the Closing. Neither the representations and warranties set forth in Section 2 of this Agreement, nor the Registration Statement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. When the Registration Statement and any further amendments thereto shall become effective, (i) the Registration Statement and any such amendments will comply in all material respects with the requirements of the Act and the regulations promulgated thereunder; (ii) neither the Registration Statement nor any such amendment will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the prospectus nor any amendment or supplement thereto will, as of their respective issue dates, at the Closing, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              2.16 Title to Property and Assets. The Company does not own any real property. It owns its personal property and assets free and clear of all mortgages, liens, loans and encumbrances, except statutory landlord liens or such other encumbrances and liens that are disclosed in the Registration Statement or arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than statutory landlord liens and liens, claims or encumbrances disclosed in the Registration Statement.


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              2.17 Financial Statements. The consolidated financial statements of the Company, together with related notes and schedules as set forth in the Registration Statement ("Company Financial Statements"), present fairly the financial position and the results of operations of the Company and its subsidiaries, taken as a whole, at the indicated dates and for the indicated periods. The financial statements of Opis Corporation (a wholly owned subsidiary of the Company) ("Opis"), together with related notes and schedules as set forth in the Registration Statement ("Opis Financial Statements"), present fairly the financial position and the results of operations of Opis, at the indicated dates and for the indicated periods. To the Company's knowledge, the financial statements of Enact, together with related notes and schedules as set forth on the Registration Statement ("Enact Financial Statements"), present fairly the financial position and results of operations of Enact, at the indicated dates and for the indicated periods. The pro forma condensed consolidated financial statements of the Company, together with related notes and schedules as set forth in the Registration Statement (herein collectively called the "Financial Statements") present fairly the consolidated financial position and the results of operations of the Company and its subsidiaries, taken as a whole and assuming consummation of the Enact Acquisition, at the indicated dates and for the indicated periods. The Financial Statements, schedules and related notes have been prepared in accordance with generally accepted accounting principles, consistently applied through the period involved, except as may be otherwise stated therein, and all adjustments necessary for a fair presentation of results for such periods have been made. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1998, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed on the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company will maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

              2.18 Changes. Since the respective dates as of which information is given in the Registration Statement, there has not been any materially adverse change in the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, other than as set forth in the Registration Statement, and since such dates, except in the ordinary course of business, neither the Company nor any of its subsidiaries has entered into any material transaction not referred to in the Registration Statement.

              2.19 Employee Benefit Plans. The Company is in compliance, in all material respects, with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for with the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV or ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of


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
the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.

              2.20 Tax Returns, Payments and Elections. The Company has timely filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor have they made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business or any of its properties or material assets. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax receiving officers or authorized depositaries.

              2.21 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect term life insurance, payable to the Company, on the life of Patrick M. Sullivan ("Sullivan") in the amount of $2,500,000. To the best of the Company's knowledge, there is no known reason for Sullivan to be denied coverage of such life insurance. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

              2.22 Minute Books. The Company has provided to special counsel to the Buyers accurate copies of all portions of the minute books of the Company requested.

              2.23 Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company's knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

         3. Representations and Warranties of the Buyers. Each Buyer hereby represents and warrants that:

              3.1 Authorization. Such Buyer has full power and authority to enter into this Agreement and the Governance Agreements, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Governance Agreements, may be limited by applicable federal or state securities laws.

              3.2 Purchase Entirely for Own Account. This Agreement is made with such Buyer in reliance upon such Buyer's representation to the Company, which by such Buyer's execution of this Agreement such Buyer hereby confirms, that the Securities will be acquired for investment for such Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Buyer further represents that such Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

              3.3 Disclosure of Information. Such Buyer has received the Registration Statement, including exhibits thereto. Such Buyer further represents that such Buyer has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company. Such Buyer further represents that it is relying solely upon the Registration Statement and the representations and warranties of the Company in
Section 2 of this Agreement.

              3.4 Investment Experience. Such Buyer is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the

Securities. If other than an individual, such Buyer also represents it has not been organized for the purpose of acquiring the Securities.

         3.5 Accredited Investor. Such Buyer is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D promulgated under the Act, as presently in effect.

         3.6 Restricted Securities. Such Buyer understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, such Buyer represents that it is familiar with Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

         3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Buyer further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and the Restated Investors' Rights Agreement, provided and to the extent this Section and such agreement are then applicable, and:

              (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

              (b) (i) Such Buyer shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Buyer shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act.

              (c) Notwithstanding the provisions of paragraphs (a) and (b) above, to the extent permissible under law, no such registration statement or opinion of counsel shall be necessary for a transfer by Buyer which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Buyer hereunder.

              3.8 Legends. It is understood that the certificates evidencing the Securities may bear the following legend in substantially the following form:

              "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN

              THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR QUALIFICATION UNDER SUCH LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED."

         4. Conditions of Buyers' Obligations at Closing. The obligations of each Buyer under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Buyer who does not consent in writing thereto:

              4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing.

              4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

              4.3 Compliance Certificate. The President of the Company shall deliver to each Buyer at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that there shall have been (i) no change in the capital stock (other than in respect of Exempt Issuances, or a two-for-three reverse stock split effected on March 23,
1999) or long-term debt (other than paydowns of existing long-term debt pursuant to mandatory payment provisions) and (ii) no material adverse change in the business, financial condition, assets, stockholders' equity, management or prospects of the Company since the date of the Company's unaudited financial statements for the year ending December 31, 1998 furnished by the Company to Buyer prior hereto.

              4.4 Qualifications. All material authorizations, approval, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

              4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyers' special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request. If the Closing occurs pursuant to Section 1.1(b), the Company shall have filed with the Secretary of State of the State of Delaware, the Fifth Restated Certificate of Incorporation in the form attached hereto as Exhibit A, which shall have been effectively filed with the Secretary of State of Delaware.

              4.6 Amendment to Restated Investors' Rights Agreement. The Company, and a majority in interest of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, each as a separate class, shall have entered into the Amendment to Restated Investors' Rights Agreement in the form attached hereto as Exhibit B.

              4.7 Amended and Restated Series A, C, E & F Voting Agreement. If the Closing occurs pursuant to Section 1.1(b), the Company, and a majority in interest of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, each as a separate class, shall have entered into the Amended and Restated Series A, C, E & F Voting Agreement in the form attached hereto as Exhibit C.

              4.8 Amended and Restated Series A, C, E & F Sharing Agreement. If the Closing occurs pursuant to Section 1.1(b), the Company, Patrick M. Sullivan, and a majority in interest of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, each as a separate class, shall have entered into the Amended and Restated Series A, C, E & F Sharing Agreement in the form attached hereto as Exhibit D.

              4.9 Opinion of Company Counsel. Each Buyer shall have received from Osborn Maledon, PA, counsel for the Company, an opinion reasonably acceptable to each such Buyer.

              4.10 Closing of the Proposed IPO. If the Closing occurs pursuant to Section 1.1(a), the closing of the Proposed IPO shall have occurred.

         5. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Buyer under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that
Buyer:

              5.1 Representations and Warranties. The representations and warranties of the Buyers contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

              5.2 Payment of Purchase Price. Each Buyer shall have delivered the purchase price specified in Section 1.2.

              5.3 Qualifications. All material authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

              5.4 Shareholder Approval. If the Closing occurs pursuant to
Section 1.1(b), the Company shall have received the necessary approval from the Stockholders of the Company of the Fifth Restated Certificate of Incorporation.

              5.5 Amendment to Restated Investors' Rights Agreement. Each Buyer, and a majority in interest of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, each as a separate class, shall have entered into the Amendment to Restated Investors' Rights Agreement in the form attached hereto as Exhibit B.

              5.6 Amended and Restated Series A, C, E & F Voting Agreement. If the Closing occurs pursuant to Section 1.1(b), each Buyer, and a majority in interest of the Series A

Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, each as a separate class, shall have entered into the Amended and Restated Series A, C, E & F Voting Agreement in the form attached hereto as Exhibit C.

              5.7 Closing of Enact Acquisition. The Company's acquisition of Enact Incorporated shall have been consummated.

         6.   Miscellaneous.

              6.1 Survival of Warranties. The warranties, representations and covenants of the Company and Buyers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Buyers or the Company.

              6.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

              6.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

              6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

              6.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon receipt if sent by telecopy, nationally recognized overnight courier or by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

              6.7 Finder's Fee. Except for the fee payable by the Company to Hambrecht & Quist LLC, BancBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray pursuant to that certain letter agreement dated April 19, 1999, in connection with a Closing pursuant to Section 1.1(a), each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Buyer agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Buyer or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Buyer from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

              6.8 Expenses. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. The Company agrees to reimburse Buyer at the Closing (and periodically thereafter or if the Closing does not occur for any reason) for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of Buyer's attorneys plus any sales, use, transfer or similar taxes arising in connection with any matters referred to in this Agreement, provided such reimbursement shall not exceed $15,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Amendment to Restated Investors' Rights Agreement, the Amended and Restated Series A, C, E & F Voting Agreement, or the Fifth Restated Certificate, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

              6.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority in interest of the Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

              6.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

              6.11 Aggregation of Stock. All shares of the Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

              6.12 Indemnity. The Company agrees to the terms and conditions set forth in Annex A hereto, which is incorporated by reference in this Agreement and which shall be subject to the provisions of Sections 1.10(c) and 1.10(d) of the Restated Investors' Rights Agreement to which the Company and Buyer, among others, are parties.

              6.13 Continued Operations. Prior to the Closing, the Company will continue to manage and operate all aspects of the business of the Company (the "Business") in the ordinary course in a manner consistent with prior practice. Prior to the Closing, the Company will keep Buyer informed of significant developments concerning the Business or other major developments which may materially interfere with the consummation of the transactions contemplated by this Agreement.

              6.14 Approvals; Governmental Filings. The Company shall use its best efforts to obtain any consents and approvals from governmental, regulatory and administrative entities and any third parties necessary to consummate the transactions contemplated by this Agreement. The parties shall cooperate in the preparation and filing of any amendments to the Registration Statement and any required governmental or regulatory notices and filings and any necessary third party consents.

              6.15 Access. Until the Closing or termination of this Agreement, the Company will give Buyer and its appropriate officers, employees, attorneys and other advisors full access at reasonable times for purposes of this Agreement to employees, officers, facilities, contracts, books, records and other information of the Company.

              6.16 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and supersede all prior agreements and understandings between the parties on the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or there.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                     [SIGNATURES APPEAR ON FOLLOWING PAGES]

                                  THE COMPANY:

                                  SALESLOGIX CORPORATION, a Delaware
                                  corporation



                                  By: /s/ Gary Acord
                                     -------------------------------------------
                                     Gary Acord, Vice President

                                  Address: 8800 N. Gainey Center Dr., Suite 200 Scottsdale, AZ 85258


                                  BUYER:

                                  THE GOLDMAN SACHS GROUP, L.P.

                                  By:  The Goldman Sachs Corporation, its
                                       General Partner



                                       By: /s/ Richard A. Friedman
                                          --------------------------------------
                                          Name: Richard A. Friedman
                                          Its: Executive Vice President

                                       Address:  85 Broad Street
                                                 New York, NY  10004


                                  STONE STREET FUND 1998, L.P.

                                  By:  Stone Street Advantage Corp.
                                  Its: General Partner

                                       By: /s/ Eve Gerriets
                                          --------------------------------------
                                          Name: Eve Gerriets
                                          Its: Vice President

                                  Address:  85 Broad Street
                                            New York, NY  10004

                                  BRIDGE STREET FUND 1998, L.P.

                                  By:  Bridge Street Advantage Corp.
                                  Its: Managing General Partner

                                       By: /s/  Eve Gerriets
                                          --------------------------------------
                                          Name: Eve Gerriets
                                          Its: Vice President

                                  Address:  85 Broad Street
                                            New York, NY  10004

                     LIST OF EXHIBITS, SCHEDULES AND ANNEXES

SCHEDULES

Schedule A   Schedule of Buyers

ANNEXES

Annex A   Indemnity

EXHIBITS

Exhibit A Form of Fifth Restated Certificate of Incorporation
Exhibit B Form of Amendment to Restated Investors' Rights Agreement
Exhibit C Form of Amended and Restated Series A, C, E & F Voting Agreement Exhibit D Form of Amended and Restated Series A, C, E & F Sharing Agreement

                                   SCHEDULE A

                               SCHEDULE OF BUYERS

For a Closing pursuant to Section 1.1(a):


--------------------------------------------------------------------------------
                                     Pro Rata Share of       Purchase Price for
                                     Common Stock to be       Shares of Common
         Name of Buyer                    Purchased                Stock
--------------------------------------------------------------------------------
The Goldman Sachs Group, L.P.           83.333423556%           $2,916,669.82
--------------------------------------------------------------------------------
Stone Street Fund 1998, L.P.            12.802808438%            $ 448,098.30
--------------------------------------------------------------------------------
Bridge Street Fund 1998, L.P.            3.863768006%            $ 135,231.88
--------------------------------------------------------------------------------
                        TOTALS:                100.0%           $3,500,000.00
--------------------------------------------------------------------------------



For a Closing pursuant to Section 1.1(b):


--------------------------------------------------------------------------------
                                      Pro Rata Share of       Purchase Price for
                                   Series F Preferred Stock   Shares of Series F
         Name of Buyer                 to be Purchased          Preferred Stock
--------------------------------------------------------------------------------
The Goldman Sachs Group, L.P.           83.333423556%            $5,000,005.41
--------------------------------------------------------------------------------
Stone Street Fund 1998, L.P.            12.802808438%              $768,168.51
--------------------------------------------------------------------------------
Bridge Street Fund 1998, L.P.            3.863768006%              $231,826.08
--------------------------------------------------------------------------------
                        TOTALS:                100.0%            $6,000,000.00
--------------------------------------------------------------------------------

                                     ANNEX A

    (a) The Company agrees to indemnify, to the fullest extent permitted by law, Buyer(s), its (their) officer(s), director(s), managing directors, employees, shareholders, general partner(s) and any partners of such general partner(s) (collectively "Indemnitees") against any costs, claims and liabilities that any Indemnitee incurs as a result of any claim (a) made by any other shareholder of the Company against an Indemnitee and arising out of or related to any round of financing of the Company (including but not limited to claims regarding non-participation, or non-pro rata participation, in such round by any such shareholder); provided, however, that the Company shall have no indemnification obligation with respect to (i) actions by Indemnitees other than good faith actions in their capacity as shareholders of the Company or (ii) any claims arising out of or related to the transaction contemplated by the Letter of Intent to which this Annex A is attached or any other agreement or alleged agreement between or among two or more Series F Investors other than agreements to which the Company is a party; or (b) made by a third party against an Indemnitee based on any misstatement or omission of a material fact by the Company in violation of any duty of disclosure imposed on the Company by federal or state securities laws to the third party claimant; provided, however, that the Company shall not be liable in any such case for any such claim to the extent that it arises out of or is based upon a misstatement or omission which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such disclosure by any such Indemnitee; and provided further that the Company shall not, without the written consent of the Indemnitees (which consent shall not be unreasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not any of the Indemnitees is an actual or potential party to such claim), other than to the extent such settlement, compromise or judgment (A) includes an unconditional release of the Indemnitees from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of such Indemnitees.

    (b) Promptly after receipt by an Indemnitee of notice of the commencement of any action (including any governmental action) such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Annex A, deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that the Indemnitees shall have the right to retain one (1) separate counsel with the fees and expenses to be paid by the Company if representation of the Indemnitees by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between such Indemittee and any other party represented by Company-retained counsel in such proceeding.

    (c) The provisions of this Annex A shall survive any termination or completion of the Stock Purchase Agreement to which this Annex A is attached, and this Annex A shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.